Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference the incorporation by reference in this Registration Statement on Form S-3 of TriCo Bancshares of our report dated March 14, 2017 relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of TriCo Bancshares for the year ended December 31, 2016, and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe Horwath LLP,

Sacramento, California

June 7, 2017